                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             U.S. BIOSCIENCE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, APRIL 30, 1998

                               ----------------

  The Annual Meeting of Stockholders (the "Meeting") of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 30, 1998, at 10:00 a.m. at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

    1. To elect seven directors to hold office until the Annual Meeting of the Stockholders in 1999 and until their respective successors are duly elected and qualified.

    2. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

  A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the offices of the Company, One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428.

  THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                             Martha E. Manning
                                                 Secretary

West Conshohocken, Pennsylvania
March 25, 1998

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------
                              PROXY STATEMENT FOR

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 30, 1998
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (together with any and all adjournments and postponements thereof, the "Meeting") which is scheduled to be held at 10:00 a.m. (local Philadelphia time), on Thursday, April 30, 1998 at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing notice and the enclosed proxy card are being sent to stockholders on or about March 25, 1998.

  The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

  The Company's annual report to stockholders for the fiscal year ended December 31, 1997, including financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of this Proxy Statement.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

  At the close of business on March 13, 1998, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 24,239,822 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which have one vote per share.

  The Company presently has no other class of stock outstanding and entitled to be voted at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the Meeting. A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote on the subject matter is required to take action with respect to any other matter that may properly be brought before the Meeting. Stockholders do not have cumulative voting rights in the election of directors or otherwise.

  Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. The Board of Directors knows of no matters other than the election of directors which are likely to come before the Meeting. However, if any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

  With regard to the election of directors, votes may be cast "FOR" or "WITHHELD" from any or all of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. With regard to any other matter that may be brought before the Meeting, abstentions will be considered present and entitled to vote at the Meeting for purposes of determining the presence of a quorum, but will not be counted as votes for the given matter.

  Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain matters when they have not received instructions from beneficial owners. Where brokers vote on some matters but cannot exercise discretionary authority on a matter for beneficial owners who have not provided voting instructions (commonly known as "broker non-votes"), those shares will be considered present and entitled to vote for quorum purposes but will not be included in the vote totals for the matter on which the broker could not vote.

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY CARD FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information, as of March 13, 1998 (except as otherwise provided in note 1 below), regarding the holdings of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each nominee for Director, (iv) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997 and (v) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed, and constitutes beneficial ownership as defined in regulations of the Securities and Exchange Commission. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or exercisable by May 12, 1998.

                                                       AMOUNT AND NATURE  % OF
                                                         OF BENEFICIAL   COMMON
     NAME OF BENEFICIAL OWNER                              OWNERSHIP     STOCK
     ------------------------                          ----------------- ------
State of Wisconsin Investment Board...................    2,000,750(1)    8.3
Philip S. Schein, M.D.................................      761,509(2)    3.1
C. Boyd Clarke........................................       64,800(3)     *
Robert I. Kriebel.....................................      189,750(4)     *
Paul Calabresi, M.D...................................       26,486(5)     *
Robert L. Capizzi, M.D................................      192,400(6)     *
Douglas J. MacMaster, Jr..............................       26,486(7)     *
Allen Misher, Ph.D....................................       33,466(8)     *
Ellen V. Sigal, Ph.D..................................       10,000(9)     *
Betsey Wright.........................................       26,586(10)    *
Martha E. Manning.....................................      103,050(11)    *
Wolfgang Oster, M.D...................................       43,000(12)    *
All directors and executive officers as a group (12
 persons).............................................      983,834(13)   3.9

--------
 (*) Less than 1% of class.
 (1) The information with respect to the State of Wisconsin Investment Board is presented in reliance on information contained in its Schedule 13G reporting as of December 31, 1997, as filed with the Securities and Exchange Commission. The address of the State of Wisconsin Investment Board is: P.O. Box 7842, Madison WI 53707.
 (2) Includes 378,334 shares issuable upon exercise of stock options held by Dr. Schein. Also includes 359,061 shares owned directly and as joint tenant with Dorothy Schein, Dr. Schein's wife, 100 shares held by Mrs. Schein as custodian for one of their two children, 23,142 shares held by Mrs. Schein as co-trustee of two trusts for the benefit of their two children and 872 shares held directly by one of their two children. Dr. Schein disclaims beneficial ownership of all of these shares not owned directly or as joint tenant. Dr. Schein resigned as Chairman of the Board of Directors and Chief Executive Officer of the Company on March 10, 1998.
 (3) Includes 56,500 shares issuable upon exercise of stock options held by Mr. Clarke. Also includes 8,300 shares owned directly by Margaret A. Clarke, Mr. Clarke's wife.
 (4) Represents shares issuable upon exercise of stock options held by Mr. Kriebel.
 (5) Represents shares issuable upon exercise of stock options held by Dr. Calabresi.
 (6) Includes 181,535 shares issuable upon exercise of stock options held by Dr. Capizzi.
 (7) Represents shares issuable upon exercise of stock options held by Mr. MacMaster.
 (8) Includes 26,486 shares issuable upon exercise of stock options held by Dr. Misher.
 (9) Represents shares issuable upon exercise of stock options held by Dr.
     Sigal.
(10) Includes 26,486 shares issuable upon exercise of stock options held by Ms. Wright.
(11) Includes 103,000 shares issuable upon exercise of stock options held by Ms. Manning.
(12) Represents shares issuable upon exercise of stock options held by Dr.
     Oster.
(13) Includes 938,189 shares issuable upon exercise of stock options. Does not include shares beneficially owned by Dr. Schein who resigned as Chairman of the Board of Directors and Chief Executive Officer of the Company on March 10, 1998.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the Meeting, the stockholders will elect seven directors to hold office until the Annual Meeting of Stockholders in 1999 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Paul Calabresi, M.D., Robert L. Capizzi, M.D., C. Boyd Clarke, Robert I. Kriebel, Douglas J. MacMaster, Jr., Allen Misher, Ph.D. and Betsey Wright. Dr. Sigal, who has served on the Board since 1997, will not be standing for reelection at the Meeting. All of the nominees are presently members of the Board of Directors of the Company.

  The Board of Directors believes that all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee designated by the Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES.

                             NOMINEES FOR ELECTION

                                             DIRECTOR       POSITIONS WITH
                  NAME                   AGE  SINCE          THE COMPANY
                  ----                   --- -------- --------------------------
Allen Misher, Ph.D.(1)..................  65   1988   Chairman of the Board of
                                                       Directors
C. Boyd Clarke..........................  49   1996   President, Chief Executive
                                                       Officer and Director
Robert I. Kriebel.......................  55   1991   Executive Vice President,
                                                       Chief Financial Officer
                                                       and Director
Paul Calabresi, M.D.(1).................  67   1992   Director
Robert L. Capizzi, M.D..................  60   1992   Director
Douglas J. MacMaster, Jr.(2)............  67   1994   Director
Betsey Wright(2)........................  54   1994   Director

--------
(1) Member of Executive Compensation Committee
(2) Member of Audit Committee

  Dr. Misher was elected Chairman of the Board in March 1998 upon the resignation of Philip S. Schein, M.D., who had been the Chief Executive Officer and a Director of the Company since its formation in May 1987 and Chairman since 1990. Dr. Misher has served on the Board continuously since 1988. He was President of the Philadelphia College of Pharmacy and Science from 1984 until his retirement on December 31, 1994, and since February 1995 has been President Emeritus. Dr. Misher was Senior Vice President of National Medical Care, Inc. from 1982 to 1984, and President of SmithKline Medical Diagnostics Group, a division of SmithKline Beckman Corporation, from 1978 to 1982. He is a director of Cortech, Inc., a biopharmaceutical company engaged in drug research and development, and OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products.

  Mr. Clarke was elected to the Board of Directors in September 1996 when he joined the Company as President and Chief Operating Officer. In March 1998, he was elected to the position of Chief Executive Officer. From 1977 until he joined the Company, Mr. Clarke held various positions with Merck & Co. and its affiliates, including Vice President, Strategy, Alliance Management and Development of Merck Vaccines, from 1995 to 1996; President of Pasteur-Merieux MSD, from 1993 to 1994; General Manager, Pasteur-Merieux--Merck Affairs of Merck & Co., Inc., from 1992 to 1993; and Executive Director, Corporate Planning of Merck & Co., Inc., from 1988 to 1992. In March 1997, Mr. Clarke was elected to the board of directors of OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products.

  Mr. Kriebel joined the Company in April 1991 as Senior Vice President-Finance and Administration and Treasurer, and has served as the chief financial officer of the Company since that time. He was elected as a Director in May 1991. In September 1996, Mr. Kriebel was promoted to the position of Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Kriebel held various positions with Rhone-Poulenc Rorer Inc. (formerly Rorer Group Inc.) from 1974 until November 1990. From 1987 to November 1990 he was Vice President and Controller of Rorer Group Inc.'s Armour Pharmaceutical Company subsidiary. In 1986, Mr. Kriebel was Vice President-Investor Relations of Rorer Group Inc. and from 1979 to 1985 he was Treasurer of Rorer Group Inc.

  Dr. Calabresi has since 1993 been Chairman Emeritus and Professor of Medicine, and from 1974 to 1993 was Chairman of the Department of Medicine, of Brown University School of Medicine. He is a member of the Institute of Medicine of the National Academy of Sciences, was the recipient in 1992 of the Oscar B. Hunter Memorial Award in Therapeutics of the American Society for Clinical Pharmacology and Therapeutics, and was the recipient in 1995 of the American Cancer Society's St. George Medal. Dr. Calabresi was president of the American Society of Clinical Oncology from 1969 to 1970, and Chairman of the National Cancer Advisory Board from 1991 to 1994. He is the author or editor of over 200 manuscripts and books relating to the pharmacology of anticancer agents and the management of cancer patients.

  Dr. Capizzi has been Magee Professor and Chairman of the Department of Medicine of Jefferson Medical College since March 1996, and served as Senior Scientific Advisor to the Company from March 1996 until May 1997. From September 1991 through February 1996, he was Executive Vice President-Worldwide Research and Development of the Company. From September 1982 until joining the Company, Dr. Capizzi was Charles L. Spurr Professor, and Director of the Comprehensive Cancer Center, of Wake Forest University, Chief of the Section on Hematology/Oncology, and Chairman of the Piedmont Oncology Association at the Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina. Dr. Capizzi is a former member of the FDA Oncologic Drugs Advisory Committee and the Board of Directors of the American Society of Clinical Oncology. He has published over 300 manuscripts and texts relating to clinical pharmacology and cancer treatment.

  Mr. MacMaster has been retired since 1991. For 30 years prior to his retirement, Mr. MacMaster was employed by Merck & Co., as a Senior Vice President from 1988 to 1991 and as President of its Merck, Sharpe & Dohme Division from 1985 to 1988. He is a director of American Precision Industries, Inc., a manufacturer of heat transfer and motion control equipment, Flamel Technologies, S.A., a French pharmaceutical company, Martek Biosciences Corp., a research-intensive pharmaceutical company, Neose Technologies, Inc., a biotechnology company engaged in the synthesis, discovery and development of complex carbohydrates for nutritional and pharmaceutical uses, and OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products. He is also a director of Stratton Funds, a family of mutual funds headquartered in Plymouth Meeting, Pennsylvania.

  Ms. Wright has since March 1996 been Senior Director, and from March 1993 to March 1996 was Executive Vice President, of The Wexler Group, a government relations and public affairs firm in Washington, DC. She specializes in policy areas of healthcare, transportation and trade. From 1980 until March 1993, she was associated in Arkansas with Governor Bill Clinton, as his chief of staff for seven years, as manager of three re-election campaigns, as chair and executive director of the Arkansas Democratic Party, as deputy chair of his presidential campaign, and as a member of his transition staff.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee and an Executive Compensation Committee, but does not have an Executive Committee or a Nominating Committee. The Audit Committee, which held two meetings in 1997, consists of Mr. MacMaster and Ms. Wright. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

  The Executive Compensation Committee, which held five meetings in 1997, consists of Drs. Calabresi, Misher and Sigal. The Executive Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company's officers.

  The Board of Directors held six meetings in 1997. In 1997 each incumbent director attended at least 75% of the combined number of meetings of the Board and of the Committees on which such directors served, except Dr. Capizzi and Dr. Sigal.

COMPENSATION OF DIRECTORS

  The Company pays a $10,000 annual fee to each non-employee director who does not elect to receive stock options in lieu of fees under the U.S. Bioscience, Inc. 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, each non-employee director may elect to receive options to purchase Common Stock in lieu of the annual fees to which he or she would be entitled upon reelection. The purchase price of each share of Common Stock subject to such an option is equal to 30 percent of the fair market value (determined based on a ten-day market average, as provided in the Directors Plan) of a share of Common Stock on the date of grant, and the number of shares of Common Stock subject to the option is equal to $10,000 divided by 70 percent of such fair market value. Options granted under the Directors Plan are fully exercisable commencing six months after the date of grant and terminate on the tenth anniversary of the date of grant, subject to earlier termination by the Board in the event of a liquidation or dissolution of the Company. Each of Drs. Calabresi and Capizzi, Mr. MacMaster and Ms. Wright has elected to receive options under the Directors Plan in lieu of the annual fees to which he or she will be entitled upon reelection at the Meeting.

  The Company's 1992 Stock Option Plan (the "1992 Plan") contains special provisions with regard to those directors of the Company who are not employees of the Company, which provisions are intended to permit no discretion with regard to the timing of grants of stock options to such directors, the price at which shares of Common Stock covered by such options may be purchased and the number of shares of Common Stock covered by such options. These provisions were included to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in the predecessor to Rule 16b-3 as now in effect ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 now provides (and the predecessor rule provided) exemptions for officers and directors from the "short-swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of options under a stock option plan. Pursuant to the terms of the 1992 Plan, each non-employee director who was a director when the 1992 Plan was adopted on April 15, 1992 received an initial grant on November 16, 1993 and a similar grant every three years thereafter. Each non-employee director who was first elected to the Board after the adoption of the 1992 Plan received an initial grant upon first being elected as a director and a similar grant every three years thereafter. Prior to September 1996, each such grant was an option to purchase 15,000 shares of Common Stock (adjusted to reflect the reverse stock split adopted by the stockholders in April 1996), exercisable in three equal installments on the three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant. In September 1996, the Board of Directors amended the 1992 Plan in connection with a review of compensation generally, and since then, all nondiscretionary grants to non-employee directors under the 1992 Plan have been options to purchase 30,000 shares of Common Stock. All such options expire ten years from the date of grant.

  Dr. Capizzi also received compensation from the Company in his role as advisor to the Company, as described below under "Related Transactions."

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation earned during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997:

                                    ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                  -----------------------    --------------------------------
                                                                   AWARDS            PAYOUTS
                                                   OTHER     -------------------    ---------
                                                  ANNUAL     RESTRICTED             LONG-TERM ALL OTHER
                                                  COMPEN-      STOCK                INCENTIVE  COMPEN-
                                  SALARY   BONUS  SATION      AWARD(S)  OPTIONS      PLAN(S)  SATION(8)
NAME AND PRINCIPAL POSITION  YEAR   ($)     ($)     ($)         ($)     (SHARES)       ($)       ($)
---------------------------  ---- ------- ------- -------    ---------- --------    --------- ---------
Philip S. Schein (1).....    1997 383,561  96,852       0       N/A     100,000        N/A     152,944
 Former Chairman and         1996 363,410  92,824   3,750(4)    N/A     125,000        N/A     140,465
 Chief Executive Officer     1995 346,610 121,313       0       N/A     325,000(7)     N/A     109,572
C. Boyd Clarke (2).......    1997 275,000  68,750       0       N/A     106,000        N/A      64,918
 President and               1996  83,912  23,451       0       N/A     150,000        N/A       9,370
 Chief Executive Officer     1995     --      --      --        N/A         --         N/A         --
Robert I. Kriebel........    1997 194,846  84,280       0       N/A      64,000        N/A      64,918
 Executive Vice President
  and                        1996 178,750  47,877       0       N/A      97,000        N/A      58,480
 Chief Financial Officer     1995 168,000  58,800       0       N/A     156,250(7)     N/A      51,100
Martha E. Manning........    1997 179,039  77,400       0       N/A      40,000        N/A      49,922
 Senior Vice President,      1996 151,340  43,942       0       N/A      50,000        N/A      42,178
 General Counsel and
  Secretary                  1995 133,077  47,250       0       N/A      95,000(7)     N/A      33,837
Wolfgang Oster (3).......    1997 209,019  53,250 192,575(5)    N/A      40,000        N/A      58,575
 Senior Vice President,
  Worldwide                  1996 200,760  53,441  19,809(6)    N/A      50,000        N/A      29,739
 Research and Development    1995     --      --      --        N/A         --         N/A         --

--------
(1) Dr. Schein resigned as Chairman of the Board of Directors and Chief Executive Officer effective March 10, 1998.
(2) Mr. Clarke joined the Company in September 1996 as President and Chief Operating Officer, was elected to the Board of Directors effective in September 1996 and was promoted to the position of Chief Executive Officer on March 10, 1998.
(3) Dr. Oster first became an executive officer on December 11, 1996 when promoted to the position of Senior Vice President.
(4) Reflects Company paid financial planning consulting of $3,750.
(5) Reflects relocation and moving allowance including tax gross-up.
(6) Reflects foreign service premium of $19,809.
(7) On February 21, 1995, the Company amended all outstanding employee stock options with an exercise price greater than $4.875 per share, including the options for employees described in the table above, to change the exercise price to $4.875 per share, the closing market price of the Company's Common Stock on February 21, 1995. Excluding repriced option amounts, included in the 1995 amounts above, actual new options granted to the named executives during 1995 were: Dr. Schein, 25,000, Mr. Kriebel, 15,000 and Ms. Manning 10,000. All such amounts have been adjusted to reflect the reverse stock split effected by the Company in April 1996.
(8) Represents, as applicable to each individual, employer contributions to or payments for life insurance, Executive Deferred Compensation Plans, Employee Pension Plan and Employee Savings Plan--401(k). For each above named executive, the 1997 amounts are as follows: Mr. Clarke: life insurance, $2,967; deferred compensation, $45,141; pension, $13,644; and 401(k), $3,166. Dr. Schein: life insurance, $7,390; deferred compensation, $124,185; pension, $18,192; and 401(k), $3,177. Mr. Kriebel: life insurance, $4,243; deferred compensation, $39,386; pension, $18,192; and 401(k), $3,170. Ms. Manning: life insurance, $1,140; deferred compensation, $27,557; pension, $18,192; and 401(k), $3,033. Dr. Oster:
    life insurance, $1,384; deferred compensation, $35,831; pension, $18,192 and 401(k), $3,168.

  Dr. Schein resigned as Chairman of the Board of Directors and Chief Executive Officer of the Company in March 10, 1998. Dr. Schein is now serving as a consultant to the Company for a two-year term ending March 10, 2000, under an agreement which provides that he will receive fees at the annual rate of $402,903, he will provide up to 500 hours of consulting services to the Company, and certain non-qualified stock options previously granted to Dr. Schein will continue to vest during the consulting term.

  Mr. Clarke has an employment arrangement pursuant to which he will receive a severance payment equal to the amount of his annual salary (exclusive of bonus) in the event of involuntary termination for any reason other than serious misconduct (which is defined for this purpose as fraud, embezzlement, excessive unauthorized absences, or other serious acts of impropriety). If such an involuntary termination occurs, the Company also has agreed that the Company will continue to provide medical coverage for Mr. Clarke for one year following such termination and that his then-outstanding stock options will continue to vest and remain exercisable during such one-year period.

  Dr. Oster has an employment arrangement pursuant to which the Company has agreed to provide not less than six months notice prior to termination for any reason other than serious misconduct (which is defined for this purpose as fraud, embezzlement, excessive unauthorized absences, or other serious acts of impropriety).

  In addition, the Company has entered into agreements (the "Executive Severance Agreements") with the Company's elected vice presidents and with all officers holding higher office, pursuant to which the Company has agreed to provide specified severance benefits to each such executive. Each of the Executive Severance Agreements provides that if the executive's employment with the Company is terminated by the Company for any reason other than the executive's death, disability or for "cause" (as defined in the Executive Severance Agreements to cover specified serious misconduct), or if the executive resigns for "good reason" (as defined in the Executive Severance Agreements to cover a downgrading of the executive by the Company or non-fulfillment by the Company of certain contractual commitments to the executive), within three years following a "change in control of the Company," the Company will make a lump sum severance payment to the executive equal to the product determined by multiplying the highest annual compensation paid or payable by the Company to the executive with respect to each of the three calendar years ending with the year in which the date of termination occurs, by the number of years (including any fraction of a year) remaining in the three-year period commencing with the date of change in control of the Company. The compensation base on which such payment is calculated includes bonuses and deferred compensation as well as salary. In addition, in lieu of any fringe benefits to be paid to the executive with respect to the remainder of the aforesaid three-year period, the executive will receive an additional lump sum equal to the product of multiplying $20,000 (in the case of Dr. Schein $35,000, and in the case of Mr. Clarke $30,000) by the number of years (including any fraction of a year) remaining in the aforesaid three-year period, and a further payment designed to compensate the executive for lost pension benefits by reason of his or her termination of employment earlier than three years following the change in control of the Company.

  A "change in control of the Company" is deemed to have occurred if (i) there has been a change in control of a nature that would be required to be reported in response to Securities and Exchange Commission disclosure requirements for proxy statements and Current Reports on Form 8-K relating to changes in control; or (ii) any person, entity or group (within the meaning of certain provisions of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power in the election of directors; or during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the directors then still in office who were directors at the beginning of the period.

  The Executive Severance Agreements provide that payments required to be made to an executive are to be reduced to the extent they would not be deductible by the Company for federal income tax purposes due to the provisions of
Section 280G of the Internal Revenue Code, as determined by independent tax counsel.

STOCK OPTION GRANTS IN 1997

  The following table sets forth certain information with respect to individual grants of new stock options in 1997 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997:

                            NUMBER      PERCENT
                              OF           OF                          POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     TOTAL                         ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING  OPTIONS/SARS                     PRICE APPRECIATION FOR OPTION
                         OPTIONS/SARS  GRANTED TO                                TERM (2)
                           GRANTED     EMPLOYEES   EXERCISE            -----------------------------
                          IN FISCAL    IN FISCAL   OR BASE                  5%             10%
                           YEAR (1)       YEAR      PRICE   EXPIRATION -----------------------------
          NAME               (#)          (%)       ($/SH)     DATE         ($)            ($)
          ----           ------------ ------------ -------- ---------- -----------------------------
Philip S. Schein........   100,000        9.5%     $14.750   02/25/07        927,620       2,350,770
C. Boyd Clarke..........    64,000        6.1%     $14.750   02/25/07        593,677       1,504,493
                            10,000        1.0%     $11.625   03/31/07         73,109         185,273
                            32,000        3.0%     $13.375   03/31/07        269,167         682,122
Robert I. Kriebel.......    64,000        6.1%     $14.750   02/25/07        593,677       1,504,493
Martha E. Manning.......    40,000        3.8%     $14.750   02/25/07        371,048         940,308
Wolfgang Oster..........    40,000        3.8%     $14.750   02/25/07        371,048         940,308

--------
(1) The Company's stock option plans are administered with respect to senior officers by the Executive Compensation Committee, made up entirely of members of the Board of Directors who are not employees of the Company. The Committee determines the number of options to be granted to each senior officer and the terms of such options. All stock options granted to the above named executives in 1997 are non-statutory options receiving no special tax benefit, have an exercise price equal to or greater than the fair market value on the date of grant, become exercisable at a rate of 25% per year following the date of grant and have a term of 10 years.
(2) Potential realizable value is based on the assumption that the price of the Company's common stock as of the date of option grant, appreciates at the annual rate shown (compounded annually) until the end of the 10-year option term. These amounts are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future common stock price growth. If the Company's stock price does not appreciate in value from the date of grant, options granted in 1997 will have no value. Similarly, if the assumed annual rates of stock price appreciation illustrated above are achieved, total stockholder value will have increased by approximately $221.3 million at the 5% assumed annual rate and approximately $560.8 million at the 10% assumed annual rate based upon the actual number of shares of common stock outstanding as of December 31, 1997 and a stock price equal to the weighted average stock price of all options granted in 1997 to the above named executives. Under both assumed annual rates of stock price appreciation illustrated above, potential value realized by the above named executives represents less than 1.5% of the potential value realizable by all stockholders.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

  The following table sets forth a summary of options exercised during 1997 and presents the value of unexercised options as at December 31, 1997 held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997:

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                     YEAR-END           AT FISCAL YEAR-END (1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             (#)       ($)        (#)          (#)          ($)          ($)
                         ----------- -------- ----------- ------------- ----------- -------------
Philip S. Schein........        0          0    333,334      216,666     1,235,313     125,625
C. Boyd Clarke..........        0          0     40,500      215,500             0           0
Robert I. Kriebel.......        0          0    161,750      155,500       578,922      75,375
Martha E. Manning.......    5,000     30,313     72,000      103,000       251,250     104,688
Wolfgang Oster..........    4,000     21,500     27,000       88,000        62,813      41,875

--------
(1) Total value of "in-the money" unexercised options is based upon a calculation of the difference between the closing market value of the Company's Common Stock on December 31, 1997 ($9.0625 per share) and the exercise price of the "in-the-money" options, multiplied by the number of "in-the-money" option shares.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Executive Compensation Committee of U.S. Bioscience, Inc. (the "Committee") is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company's executive compensation program, the various elements of the program, and the basis for the 1997 compensation determinations made by the Committee with respect to executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

  The fundamental philosophy of the Company is to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives which are linked to the Company's annual strategic plan, and increases in long-term shareholder value.

  The compensation of the Company's top executives is established and reviewed annually by the Committee, which is comprised entirely of non-employee directors. The following guidelines have been adopted by the Committee in making its compensation decisions:

  . Providing a competitive total compensation package that enables the Company to attract and retain key executives.

  . Focusing executive behavior on fulfillment of both short and longer-term business objectives and strategies.

  . Emphasizing stockholders' interest by maintaining variable compensation opportunities directly linked to corporate performance and stock appreciation.

COMPENSATION PROGRAM ELEMENTS FOR 1997

  The Company's executive compensation is comprised of three components, as described below. Each component is intended to serve the Company's compensation philosophy and guidelines.

  Base salary: Base salary levels are established annually through a review of the executives performance and experience, against industry comparisons including pharmaceutical/biotechnology companies which are provided by an outside consulting advisor (the "Competitive Group"). Salaries for the Company's key executives are generally in the median range within this comparison group, some of whom are represented within the stock performance graph.

  Annual Incentive Compensation: The executive officers of the Company are eligible to receive annual incentive payments. The objective of annual incentive compensation is to deliver competitive levels (using the Competitive Group) of total cash compensation (base salary and incentive award) when annual financial and operational accomplishments are made. The specific areas used to measure key executive performance are described below:

  (1) Individual performance during the year;

  (2) Progress made by the Company in product development, clinical preparation and development of drugs for regulatory approval;

  (3) The Company's preparation for the commercial launch of new products and/or new indications for approved products, and general organizational readiness; and

  (4) Financial goals--keeping within budget guidelines.

  Each of these factors is considered in evaluating the performance of the Chief Executive Officer (CEO) and each executive officer. These performance evaluations are reviewed by the Committee for final determination of incentive awards.

  The performance of the CEO is evaluated by the Committee and based on individual performance and the overall progress of the Company in the specific areas described above viewed retrospectively by the Committee. The Committee considered the following specific accomplishments achieved during 1997 in forming its overall judgment of the basis for the 1997 incentive awards:

  . In January, the Company was granted a U.S. patent and FDA marketing clearance for a crystalline dosage form of Ethyol(R).

  . In March, Alza Corporation completed the purchase of a 4.9% interest in the Company at a price of $18.26 per share.

  . In April, the Company was awarded a three-year contract by the National
    Cancer Institute with estimated gross revenues of $2 million.

  . In May, the Company introduced crystalline amifostine into the U.S.
    market.

  . In July, the Company received a $10 million from Alza Corporation for meeting a clinical development milestone in connection with the Company's Phase III randomized trial of Taxol and carboplatin with and without Ethyol in patients with advanced non-small cell lung cancer.

  . In August, the Company completed accrual of patients to its Phase III clinical trial for Ethyol in radiation therapy in patients with head and neck cancers.

  . In September, the Company signed an exclusive license with the University of Arizona for patent rights relating to methods for using thiols (including Ethyol) as a bone marrow stimulant in treating myelodysplastic diseases and other bone marrow syndromes.

  . In October, the initial results of the Company's Phase III clinical trial for Ethyol in radiation therapy were presented at the American Society for Therapeutic Radiology and Oncology.

  . In October, the Company's Compliance Program was presented to the Board of Directors and implementation is ongoing.

  . The Company received approvals for crystalline amifostine in Canada and Europe, in June and August, respectively.

  . In the fall, the indications index in the publication USP DI Oncology
    Drug Information listed trimetrexate for treatment of colorectal carcinoma, head and neck carcinoma, lung carcinoma and pancreatic carcinoma.

  . In December, the Company and the National Cancer Institute entered into a
    Cooperative Research and Development Agreement (CRADA) for clinical development of lodenosine (formerly FddA), an anti-HIV compound.

  . In December, the Company obtained agreement for assignment to the Company by all co-inventors of all rights under its crystalline trimetrexate patent.

  . The Company reorganized its European clinical operations.

  . The Company signed an agreement for commercializing Hexalen(R) in China and Hong Kong.

  . The Company signed agreements for commercializing NeuTrexin(R) in over 40 additional countries.

  . Ethyol received regulatory approvals in 10 countries.

  . Significant preclinical and initial clinical results were obtained for lodenosine (formerly FddA) .

  Target incentive compensation award levels for key executive officers are slightly lower than industry standards as measured using the Competitive Group. Incentives are, however, rational given the Company's stage of development and relatively greater focus on longer-term (versus annual) objectives. The incentive award target level for 1997 was 25% of base salary, and actual incentive awards were based on performance in the areas described above. The Committee set actual incentive awards for 1997 at a maximum of 43% of base salary levels for those executive officers whose performance and achievements were significantly above expectations. The competitive position of total cash compensation awarded to the Company's executives varies, but are competitive in the median range for all positions.

  Stock Option Programs: The Committee strongly believes that the interests of stockholders are best served by linking executives' financial success with the Company's stock performance. To further align the executives' interests with those of the Company's stockholders, in October 1997, the Board of Directors adopted a policy that no option repricing will take place without a stockholder vote in respect of stock options granted under any of the Company's incentive stock option plans.

  Under the Company's stock option program, the Committee grants stock options to executives with an exercise price equal to the fair market value on the date of grant. The target award for each executive position is based on historical practice of the company and also takes into account competitive norms for awarding of stock options. Whether an individual receives more or less than his or her target grant is based on the result of an individual performance review which measures such individual's overall job performance. In making stock option awards, the Executive Compensation Committee does not consider prior grants or the amount of stock options currently held by an executive officer before granting the executive officer new awards.

  As a young company, the Committee believes stock options are a particularly important and useful compensation element in the Company's efforts to attract, retain, motivate and reward key executives who have been successful in larger, more established companies.

1997 COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

  The Committee met twice in February 1997 to set salary levels for 1997 for the Company's executive officers, to award bonuses with respect to 1996 and to grant annual stock option awards to the Company's executive officers. The Committee met in March and April 1997 to make recommendations to the Board concerning the Company's stock option program. The Committee also took action in October 1997 with respect to severance arrangements for one officer who resigned in 1997.

  In February 1998 the Executive Compensation Committee awarded a bonus with respect to 1997 of 25% of base salary, the 1997 target level, to each of Philip S. Schein, M.D., the Company's CEO, and C. Boyd Clarke, the Company's President and COO. These awards recognized the significant roles of Dr. Schein and Mr. Clarke in the Company's progress in 1997, as set forth above.

  In February 1998 the Committee reviewed the performance of the other executive officers against the same key elements that were considered significant in the evaluation of Dr. Schein and Mr. Clarke. The executive officers were awarded bonuses ranging from 25% to 43% of base salary with respect to 1997. The Executive Compensation Committee also determined to increase executive officer salaries for 1998 by 4%-6%.

  On March 10, 1998 the Executive Compensation Committee approved a salary adjustment of 10% for Mr. Clarke effective on his promotion to Chief Executive Officer and also awarded to Mr. Clarke a stock option for 172,000 shares, representing his target level grant of 64,000 shares plus an additional 108,000 shares to bring him up to the level of Chief Executive Officer. At its March 10, 1998 meeting, the Executive Compensation Committee awarded stock options to all of the Company's other executive officers at their respective target levels which aggregated options for 224,000 shares.

THE LEGISLATIVE CAP ON DEDUCTIBILITY OF PAY

  The Internal Revenue Code imposes a $1 million dollar limit on the deductibility of pay for executives. The Company's cash compensation level is far below the limit. Therefore, this legislation will not impact current pay levels.

  The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of "qualified performance-based compensation."

  The foregoing report has been furnished by the members of the Committee who are listed below. No member of the Committee is a former or current officer or employee of the Company.

March 10, 1998                         Paul Calabresi, M.D., Chairman
                                       Allen Misher, Ph.D.
                                       Ellen V. Sigal, Ph.D.

STOCK PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1992 to December 31, 1997) with the cumulative total stockholder return of the AMEX Biotechnology Index and the AMEX Market Value Index. Assumes dividends, if any, have been reinvested.

                            U.S. BIOSCIENCE, INC.
                                  1998 PROXY
                         STOCK PERFORMANCE GRAPH DATA

DATE       US BIOSCIENCE*        AMEX BIOTECH INDEX     AMEX MARKET VALUE INDEX
               "UBS"                   "BTK"                      "XAX"
           VALUE    INDEX        VALUE        INDEX        VALUE         INDEX
11/89        9.5    42.70        51.25        30.03       373.84         93.64
12/89     12.375    55.62        50.01        29.31          378         94.68
12/90       19.5    87.64        73.39        43.01       308.11         77.18
12/91         78   350.56       226.78       132.90       395.05         98.95
12/92      22.25   100.00       170.64       100.00       399.23        100.00
12/93      16.75    75.28       115.78        67.85       477.15        119.52
12/94      7.125    32.02        82.06        48.09       433.66        108.62
12/95        9.5    42.70       133.77        78.39          550        137.77
12/96     12.625    56.74        144.3        84.56       572.34        143.36
12/97     9.0625    40.73       162.42        95.18       684.61        171.48

*All UBS values adjusted for 4/22/96 reverse stock split.

                             RELATED TRANSACTIONS

  Robert L. Capizzi resigned as Executive Vice President-Worldwide Research and Development effective March 4, 1996. He served as Senior Scientific Adviser, a part-time position which he held from May 4, 1996 through May 31, 1997, at a salary at the annual rate of $203,280. Dr. Capizzi is now serving as a consultant to the Company for a one-year term ending May 31, 1998, under an agreement which provides that he will provide 40-80 hours of consulting services and certain non-qualified stock options previously granted to Dr. Capizzi will continue to vest during the consulting term.

  On March 11, 1996 the Company granted to Dr. Capizzi an option to purchase 10,000 shares of common stock at an exercise price of $13.875 per share, the fair market value of the Company's common stock on that date (as adjusted to reflect the reverse stock split effected in April 1996) . The option will become exercisable as to 10,000 shares only at the time, if ever, of a submission by the Company to the United States Food and Drug Administration ("FDA") of a supplemental new drug application, on or before March 31, 2001, for Ethyol's use as a bone marrow stimulation in myelodysplastic bone marrow syndrome, and as to an additional 10,000 shares only at such time, if ever, as the Company obtains, on or before March 31, 2001, approval by the FDA of an Ethyol supplemental new drug application for bone marrow stimulation indication in the setting of chemotherapy induced myelosuppression, and provided that the Company receives, if requested, assistance from Dr. Capizzi in obtaining such approval. The option granted to Dr. Capizzi expires March 11, 2006.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial statements of beneficial ownership and statements of changes in beneficial ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) statements they file.

  To the Company's knowledge, based solely on a review of the copies of such statements furnished to the Company and written representations of such directors and officers that no other statements were required, all fiscal year 1997 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by the Company at its principal office in West Conshohocken, Pennsylvania, no later than November 24, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Martha E. Manning, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO BUT EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO ROBERT I. KRIEBEL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                                Martha E. Manning
                                                   Secretary

--------------------------------------------------------------------------------
PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S.
                               BIOSCIENCE, INC.

                             U.S. BIOSCIENCE, INC.
        ONE TOWER BRIDGE, 100 FRONT STREET, WEST CONSHOHOCKEN, PA 19428

  The undersigned, a stockholder of U.S. BIOSCIENCE, INC. hereby constitutes and appoints C. BOYD CLARKE, ROBERT I. KRIEBEL and MARTHA E. MANNING, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on April 30, 1998, at 10:00 a.m., at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.




      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
-------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                                                                     Please mark
                                                                [x]   your votes
                                                                        as this

1. NOMINEES FOR ELECTION AS DIRECTORS ARE:
   C. Boyd Clarke, Robert I. Kriebel, Paul Calabresi, M.D., Robert L. Capizzi, M.D., Douglas J. MacMaster, Jr., Allen Misher, Ph.D. and Betsey Wright.

                        FOR                               WITHHELD
  To vote FOR all                       To WITHHOLD
  nominees check        [_]            AUTHORITY to         [_]
    this box                           vote for all
                                      nominees check
                                         this box

To WITHHOLD AUTHORITY to vote for any individual nominee, so indicate on the line below (your shares will be voted FOR the remaining nominees):


------------------------------------------------

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.


NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEARS ON THIS PROXY. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER OR OFFICERS. WHERE STOCK IS ISSUED IN THE NAME OF TWO OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF U.S. BIOSCIENCE, INC.



Signature(s)                                               Date      1998
             --------------------------------------------       ----,
    Please sign, date and return in the enclosed postage-paid envelope.
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                           - FOLD AND DETACH HERE -